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                                                                   EXHIBIT 10.7

                                  CONFIDENTIAL

March 31, 2003
Mr. Tony Liu
CEO
American Oriental Bioengineering Inc.
12 Jiance Road, Nangang District
Harbin, China C1 15008

Dear Mr. Liu:

         The purpose of this letter is to describe the terms upon which FirsTrust Group, Inc. ("FirsTrust") has agreed to introduce American Oriental Bioengineering (AOBO, OTCBB) and its affiliates (the "Company") to certain potential investors (each, a "Counterparty"). The purpose of the introduction is to permit the Company to consider a possible financial transaction with the Counterparty.

         This agreement confirms that the Company and their respective representatives, members, agents, associates, employees, consultants, companies, subsidiaries, businesses and/or entities (collectively, "Representatives"), hereby agree that they will not directly or indirectly circumvent payment of any fees, or attempt circumvention or otherwise engage in any transaction with any Counterparty introduced by FirsTrust without the payment of the fees set forth in this agreement. This agreement confirms our understanding that the Company shall be responsible for the payment of fees to FirsTrust in the event the Company receives funding from a Counterparty through the direct or indirect efforts of FirsTrust within two year after such introduction to the Company of such Counterparty by FirsTrust. The Counterparties introduced to the Company will be listed on an Addendum A (as attached), which will be updated as additional investors are introduced to the Company.

         If, within the two-year period commencing on the date hereof, the Counterparty, singly or with others, purchases debt or equity securities of the Company (or otherwise makes an investment in the Company), FirsTrust or its designee(s) will be paid at the time of the closing of such transaction:

         A) Cash fee equal to nine percent (9%) of the total investment by the Counterparty, including all amounts placed in an escrow account or payable in the future (including future issuances resulting from anti-dilution provisions) and all amounts paid or payable upon exercise, conversion or exchange of such securities received or receivable directly by the Company ("Aggregate Consideration") in any placement of the Company's securities in connection with FirsTrust's efforts hereunder. All cash fee shall be paid directly out of an escrow arrangement at the closing;

         B) Common Stocks equal to two percent (2%) of the funds invested by the Counterparty. The exact share number will be determined by the purchase price of the Counterparty. The common stocks should be either free tradable or registered for sale immediately after the closing;


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         C)   Five years warrants (the "Warrants") purchasing 250,000 shares of common stock per $1,000,000 of the value of the investment made by the Counterparty. The exercise price of the Warrants shall equal to 120% of the purchase price by the Counterparty. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include customary anti-dilution protection, including protection against issuances of securities at prices (or with exercise prices, in the case of warrants, options or rights) below the lower of the exercise price of the Warrants of the then fair market value of the underlying common equity, a cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The Warrant shall be transferable, subject only to the securities laws, by the holders thereof.

         If alternatively, within the period described above, the Counterparty, singly or with other investors, acquires or causes the Company, or substantially all of the Company's assets or businesses to be acquired, FirsTrust will be paid at the time of the closing of such transaction an amount equal to 5% of the value of the Aggregate Consideration received by the Company or its stockholders.

         For the purpose of this Agreement, "Aggregate Consideration" shall mean the value of all cash, securities and the other property paid by the acquiring party to a selling party in connection with a business combination, plus all amounts paid by the Company or an acquiring party to holders of options or stock appreciation rights, whether vested or not vested. In this connection, the value of securities (whether debt or equity) that are freely tradable in an established public market will be determined on the basis of the last closing price in such market prior to the consummation of the business combination (the "Valuation Date"), and the value of securities that are not freely tradable (or have no established public market) or other property will be the fair market value of such securities or other property on such Valuation Date. Aggregate Consideration shall also be deemed to include any indebtedness for money borrowed, including pension liabilities and guarantees, assumed by the acquirer in connection with any business combination.

         You understand that FirsTrust is providing services as a consultant and is not providing investment banking advisory or financing services. FirsTrust disclaims any responsibility for accurately describing or recommending any transaction that the Company may engage in. FirsTrust's obligation with respect to any Transaction is solely as described herein and you agree that you shall not make any representation that FirsTrust endorses or sponsors the Company or its securities, has performed any due diligence with respect to the Company or has participated in any way in pricing the securities or structuring any transaction. You agree that no reference to FirsTrust will be made in any press release or advertisement of any transaction with the Counterparty without the express approval, in writing, of such release or advertisement by FirsTrust.

         You further agree to indemnify FirsTrust and its officers, directors, employees, agent and controlling persons from any liability, claim, damage, expense (including reasonable legal fees) arising from or related to (i) any transaction, whether or not consummated, with the CounterParty or (ii) any breach of the representations in the immediately preceding paragraph, in this connection, you agree to pay such liabilities, claims, damages or expenses as incurred.

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         This Agreement shall be construed according to the laws of the State of
Georgia and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties' consents exclusively to personal jurisdiction in the Fulton County, Georgia, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

         This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

         You hereby represent, warrant and covenant as follows;

                  (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) The Company's certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

         If the foregoing is consistent with our understanding, please sign the enclosed copy of this letter in the space indicated below and return it to the undersigned.

                                            Very truly yours,
                                            FirsTrust Group, Inc.

                                            By:
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Accepted and Agreed:
American Oriental Bioengineering Inc.

By: /s/ Tony Liu
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    Mr. Tony Liu, Chief Executive Officer

Date: 2003.4.1